Mail Stop 0407



      May 23, 2005


Via U.S. Mail and Fax
Malcolm C. Persen
Chief Financial Officer
Radyne ComStream Inc.
3138 East Elwood Street
Phoenix, AZ 85034

Re: 	Radyne ComStream Inc.
Form 10-K for the fiscal year ended Dec. 31, 2004, filed March 16,
2005
File No. 0-11685


Dear Mr. Persen:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								\s\ Larry Spirgel
								Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549